Exhibit 99.2

Cash America Announces New Share Repurchase Authorization for up to 4 Million Shares

FORT WORTH, Texas--(BUSINESS WIRE)--January 29, 2015--Cash America International, Inc. (NYSE: CSH) announced today that its board of directors, at its regularly scheduled meeting, authorized the repurchase of up to 4.0 million shares of the Company’s outstanding common stock, par value $0.10 per share. The share repurchase authorization does not have an expiration date, and the amount and prices paid for any future share purchases under the new authorization will be based on market conditions and other factors at the time of the purchase. Repurchases under the share repurchase program will be made through open market purchases or private transactions, in accordance with applicable federal securities laws. This new authorization cancels and replaces a previous authorization to purchase up to 2.5 million shares of common stock, under which approximately 41% of the authorized shares had been repurchased as of December 31, 2014.

Repurchased shares will be held as treasury stock for general corporate purposes. As of December 31, 2014, there were approximately 29 million shares of Cash America common stock issued and outstanding; therefore, the new authorization represents approximately 14% of the currently issued and outstanding shares of common stock.

In a separate release today, the Company also announced that its board of directors increased the quarterly cash dividend to 5 cents per share from 3.5 cents per share. The dividend will be payable on February 25, 2015 to shareholders of record on February 11, 2015. See the separate press release for additional details.

About the Company

As of December 31, 2014 Cash America International, Inc. (the “Company”) operated 943 total locations offering specialty financial services to consumers, which included the following:

  859 lending locations in 21 states in the United States primarily under the names “Cash America Pawn,” “SuperPawn,” “Cash America Payday Advance,” and “Cashland;” and
  84 check cashing centers (all of which are unconsolidated franchised check cashing centers) operating in 12 states in the United States under the name “Mr. Payroll.”

For additional information regarding Cash America International, Inc. visit its website located at www.cashamerica.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements about the business, financial condition, operations and prospects of the Company. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including, without limitation: the effect of, compliance with or changes in domestic pawn, consumer credit, tax and other laws and governmental rules and regulations applicable to the Company's business or changes in the interpretation or enforcement thereof; the regulatory and examination authority of the Consumer Financial Protection Bureau, including the effect of and compliance with a consent order the Company entered into with the Consumer Financial Protection Bureau in November 2013; risks related to the separation of the Company and Enova International, Inc.; a claim relating to the terms of the Company’s 5.75% senior notes; the actions of third parties who provide, acquire or offer products and services to, from or for the Company; public and regulatory perception of the Company’s business, including its consumer loan business and its business practices; the effect of any current or future litigation proceedings or any judicial decisions or rule-making that affect the Company, its products or its arbitration agreements; fluctuations, including a sustained decrease, in the price of gold or deterioration in economic conditions; a prolonged interruption in the Company’s operations of its facilities, systems and business functions, including its information technology and other business systems; changes in demand for the Company’s services and changes in competition; impairment risk related to the Company’s goodwill and intangible assets; the Company’s ability to attract and retain qualified executive officers; the ability of the Company to open new locations in accordance with its plans or to successfully integrate newly acquired businesses into the Company’s operations; interest rate fluctuations; changes in the capital markets, including the debt and equity markets; changes in the Company’s ability to satisfy its debt obligations or to refinance existing debt obligations or obtain new capital to finance growth; security breaches, cyber-attacks or fraudulent activity; acts of God, war or terrorism, pandemics and other events; the effect of any of such changes on the Company’s business or the markets in which it operates; and other risks and uncertainties indicated in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this release, terms such as “believes,” “estimates,” “should,” “could,” “would,” “plans,” “expects,” “anticipates,” “may,” “forecasts,” “projects” and similar expressions and variations as they relate to the Company or its management are intended to identify forward-looking statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of this release.

CONTACT:
Cash America International, Inc.
Thomas A. Bessant, Jr., 817-335-1100